Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

To the Board of Alliance Boots GmbH:

We consent to the use of our report dated May 12, 2014, with respect to the Group statements of financial position of Alliance Boots GmbH as at March 31, 2014 and 2013, and the related Group income statements, Group statements of comprehensive income, Group statements of changes in equity and Group statements of cash flows for each of the years in the three-year period ended March 31, 2014, which report appears in the Form 8-K of Walgreen Co. dated May 15, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom

September 15, 2014